EXHIBIT 10.2

August 16, 2012

Knight Capital Group, Inc.

545 Washington Boulevard

Jersey City, NJ 07310

Dear Mesdames/Sirs:

Reference is made to the transactions contemplated by that certain Security Purchase Agreement by and among Knight Capital Group, Inc. (the “Company”) and each of the investor signatories thereto, dated as of August 6, 2012 (the “Purchase Agreement”). This letter sets forth my agreement to waive the accelerated vesting provisions, if any, that may be triggered by any Change in Control (as that term is defined in the Equity Plans (as defined below)) that may be deemed to arise in connection with the initial investments contemplated by the Purchase Agreement and/or any conversion of non-voting securities of the Company acquired in such investment into voting securities of the Company. This waiver is for all purposes of any awards in respect of Company common stock granted to me under the Company’s 2006 Equity Incentive Plan, Amended and Restated 2003 Equity Incentive Plan and 1998 Long-Term Incentive Plan (collectively, the “Equity Plans”) that are unvested and outstanding as of the date hereof (the “Waiver”).

This letter does not affect any other terms of such plans, any awards under such plans (which shall continue to vest in accordance with their current vesting schedule) or in any way waive any rights that I may have under any other compensatory or employment terms between me and the Company, and the Waiver is limited to any Change in Control that may be deemed to occur in connection with the initial investments contemplated by the Purchase Agreement and/or any conversion of non-voting securities into voting securities of the Company.

Very truly yours,

By:	/s/ Steven Bisgay
Name:	Steven Bisgay
Title:	EVP and CFO